Exhibit 99.6

NOMINEE HOLDER CERTIFICATION

SIMON WORLDWIDE, INC.

Up to 23,854,680 Shares of Common Stock Issuable Upon the Exercise of

Subscription Rights Distributed to the Record Shareholders of Simon Worldwide, Inc.

THE TERMS AND CONDITIONS OF THE RIGHTS OFFERING ARE SET FORTH IN THE PROSPECTUS OF SIMON WORLDWIDE, INC. DATED [—], 2013 (THE “PROSPECTUS”).

The undersigned, a broker, custodian bank or other nominee holder (the “Nominee Holder”) of non-transferable subscription rights (the “Rights”) to purchase shares of common stock of Simon Worldwide, Inc. (the “Company”) pursuant to the rights offering described and provided for in the Prospectus, hereby certifies to the Company, to Computershare Trust Company, N.A., as subscription agent for the rights offering, and to Georgeson Inc., as information agent for the rights offering, that the undersigned has exercised, on behalf of the beneficial owners thereof (which may include the undersigned), the rights to purchase the number of shares of common stock specified below under the basic subscription right, and on behalf of the beneficial owners of rights who have exercised their Basic Subscription Right in full, the request to purchase the number of additional shares of common stock specified below pursuant to the over-subscription privilege, the terms of which are described further in the Prospectus, listing separately each exercised Basic Subscription Right and any corresponding over-subscription privilege as to each beneficial owner for whom the Nominee Holder is acting hereby:

Number of Shares Owned on Record Date	Number of Shares Subscribed For Under the Basic Subscription Privilege	Number of Shares Requested Under the Over-Subscription Privilege

Print Name of the Nominee Holder:

By:

Print Signer’s Name:

Contact Name:

Contact Phone Number: